Exhibit 99.1

October 9, 2019

For immediate release

California Water Service Group Reaches Settlement in 2018

Proposal to Invest in its California Water Systems Through 2021

SAN JOSE, Calif. — Yesterday, California Water Service (Cal Water), the largest subsidiary of California Water Service Group (NYSE: CWT), jointly filed a formal settlement agreement in its 2018 General Rate Case (GRC) with the Public Advocates Office of the California Public Utilities Commission (CPUC) covering the majority of open matters in the case. The largest component of the GRC is Cal Water’s Infrastructure Improvement Plan for 2019-2021. The settlement details investment plans that the utility and the Public Advocates Office agree should be made to the company’s water infrastructure to continue providing safe, reliable water service to Cal Water customers and communities. The CPUC will consider, but is not required to adopt, the settlement agreement.

If the CPUC approves the settlement agreement, Cal Water would be authorized to include in rates $609 million to $628 million of new projects throughout the state in 2019 to 2021, along with approximately $200 million for completion of additional projects begun in 2018 and prior periods. Included in these figures are $148 million of advice letter authorizations, which would not be included in rates until related projects are completed. Cal Water anticipates that if the settlement were adopted, it would plan to make capital investments of approximately $809 to $828 million in the 2019-2021 period. The settlement proposes, in part, an average water main replacement rate of 0.76% annually company-wide by 2021, with higher replacement rates in some areas.

“I am pleased that, after a diligent review process, we have reached agreement with the Public Advocates Office regarding most of our Infrastructure Improvement Plan and proposed budget,” said Martin A. Kropelnicki, President and Chief Executive Officer. “Our highest priority is always to ensure our customers have a reliable supply of safe, high-quality water, and we are confident that these capital investments will enable us to do so. At the same time, we are committed to operating efficiently and responsibly, while enhancing affordability in higher-cost and low-income communities, to improve the quality of life for those we serve.”

A final decision on the case is expected in late 2019, with new rates going into effect in January 2020. Cal Water previously filed a request for interim rates beginning January 1, 2020 in the event a final decision is unexpectedly delayed. Additional information can be found online at cpuc.ca.gov.

About California Water Service Group

California Water Service Group is the parent company of California Water Service, Washington Water Service, New Mexico Water Service, Hawaii Water Service, CWS Utility Services, and HWS Utility Services. Together, these companies provide regulated and non-regulated water service to nearly 2 million people in California, Washington, New Mexico, and Hawaii.  California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 ("Act"). The forward-looking statements are intended to qualify under provisions of the federal securities laws for "safe harbor" treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management's judgment about the Company, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: whether the CPUC will approve the settlement agreement; whether the projects will be completed within the timeframes the Company is projecting; success by non-settling parties in opposing the settlement; governmental and regulatory commissions’ decisions; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief and other actions; inability to renew leases to operate city water systems on beneficial terms; changes in California State Water Resources Control Board water quality requirements; changes in environmental compliance and water quality requirements; electric power interruptions; housing and customer growth index; the impact of opposition to rate increases; our ability to recover costs; availability of water supplies; issues with the implementation, maintenance or security of our information technology systems; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the adequacy of our efforts to mitigate physical and cyber security risks and threats; the ability of our enterprise risk management framework to identify or address risks adequately; labor relations matters as we negotiate with the unions; restrictive covenants in or changes to the credit ratings on current or future debt that could increase financing costs or affect the ability to borrow, make payments on debt, or pay dividends; changes in customer water use patterns and the effects of conservation; the impact of weather, climate, natural disasters, and diseases on water quality, water availability, water sales and operating results, and the adequacy of our emergency preparedness; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.

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Contacts

Tom Smegal (investors)

tsmegal@calwater.com, 408-367-8200

Yvonne Kingman (media)

ykingman@calwater.com, 310-257-1434